Exhibit 11

             CARPENTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
              PRIMARY EARNINGS PER COMMON SHARE COMPUTATIONS
          For the Three Months Ended September 30, 1995 and 1994
                   (in thousands, except per share data)


                                          1995           1994
                                          ----           ----
Net Income for Primary Earnings
-------------------------------
  Per Common Share
  ----------------

Net income                              $ 11,906       $  4,932

Dividends accrued on convertible
  preferred stock, net of tax
  benefits                                  (400)          (400)
                                        --------       --------
Net income for primary earnings
  per common share                      $ 11,506       $  4,532
                                        ========       ========
Weighted Average Common Shares
------------------------------
Weighted average number of
  common shares outstanding               16,381         16,274

Effect of shares issuable under
  stock option plans                         157            128
                                        --------       --------

Weighted average common shares            16,538         16,402
                                        ========       ========

Primary Earnings Per Common Share       $    .70       $    .28
---------------------------------       ========       ========

All share and per share data for the three months ended September 30, 1994, have been restated for the effect of a two-for-one common stock split that was distributed on September 15, 1995 to shareholders of record on September 1, 1995.








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                                                                 Exhibit 11

             CARPENTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
           FULLY DILUTED EARNINGS PER COMMON SHARE COMPUTATIONS
          For the Three Months Ended September 30, 1995 and 1994
                   (in thousands, except per share data)


                                          1995           1994
                                          ----           ----
Net Income for Fully Diluted
----------------------------
  Earnings Per Common Share
  -------------------------
Net income                              $ 11,906       $  4,932

Assumed shortfall between common
  and preferred dividend                    (183)          (199)
                                        --------       --------
Net income for fully diluted
  earnings per common share             $ 11,723       $  4,733
                                        ========       ========
Weighted Average Common Shares
------------------------------
Weighted average number of
  common shares outstanding               16,381         16,274

Assumed conversion of preferred
  shares                                     917            918

Effect of shares issuable under
  stock option plans                         192            142
                                        --------       --------
Weighted average common shares            17,490         17,334
                                        ========       ========

Fully Diluted Earnings
----------------------
  Per Common Share                      $    .67       $    .27
  ----------------                      ========       ========


All share and per share data for the three months ended September 30, 1994, have been restated for the effect of a two-for-one common stock split that was distributed on September 15, 1995 to shareholders of record on September 1, 1995.









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